Exhibit 99.2

FOR IMMEDIATE RELEASE

Investor Relations:

800-348-1074, ext. 3333

Carrols Restaurant Group, Inc. Reports Financial Results for the First Quarter of

2012 and Announces Completion of the Spin-off of

Fiesta Restaurant Group, Inc.

Syracuse, NY. May 8, 2012 – (Businesswire) – Carrols Restaurant Group, Inc. (“Carrols”) (NASDAQ: TAST) today announced financial results for the first quarter ended April 1, 2012. It also reported that it completed the spin-off of Fiesta Restaurant Group, Inc. (“Fiesta”) to its stockholders on May 7, 2012.

Financial results for the first quarter include Fiesta, which owns and operates the Pollo Tropical® and Taco Cabana® brands, as the spin-off was completed after the first quarter had concluded. Fiesta is now an independent, public company and its common stock is traded on The NASDAQ Global Select Market under the symbol FRGI.

Highlights for the first quarter of 2012 versus the first quarter of 2011 include:

•

Total revenues grew 7.3% to $211.6 million in the first quarter of 2012 compared to $197.2 million in the first quarter of 2011. Revenues for Fiesta grew 9.1% to $126.1 million from $115.6 million in the year-ago period.

•	Comparable restaurant sales increased 5.9% at Burger King®, 9.4% at Pollo Tropical, and 6.1% at Taco Cabana;

•	Net loss for the first quarter of 2012 was $3.5 million, or $0.16 per diluted share, compared to net income of $2.2 million, or $0.10 per diluted share in the first quarter of 2011; and

•

Earnings in the first quarter of 2012 included certain charges totaling $9.8 million, or $0.32 per diluted share after tax, consisting of impairment and other lease charges, stock-based compensation expense related to stock option conversion charges in connection with the spin-off and accelerated vesting of certain restricted stock, and spin-off and acquisition related expenses. Earnings in the first quarter of 2011 included impairment and other lease charges of $1.1 million, or $0.03 per diluted share after tax, and spin-off related expenses of $0.3 million, or $0.01 per diluted share after tax.

As of April 1, 2012, Carrols owned and operated 297 Burger King restaurants and Fiesta owned and operated 86 Pollo Tropical and 157 Taco Cabana restaurants, and franchised 38 restaurants. Seven restaurants were closed during the period, including one Burger King restaurant, five Pollo Tropical restaurants and one Taco Cabana restaurant.

Commenting on Carrols’ Burger King restaurant business, Dan Accordino, Chief Executive Officer of Carrols, said, “During the first quarter, Burger King generated a solid 5.9% increase in comparable restaurant sales along with an improvement in restaurant-level profitability. Burger King is undergoing a broad-based repositioning including changes and enhancements to its existing products and menu, food preparation, brand image and marketing. These are transformational strategic initiatives focused on expanding the brand’s reach to a more diverse consumer base, which we believe will contribute to continued improvements in the performance of both the Burger King system and Carrols’.”

Accordino continued, “With the Fiesta spin-off behind us, we are now solely focused on the considerable opportunities available to us within the Burger King system. We believe that our pending acquisition of 278 Burger King restaurants from Burger King Corporation, and particularly the strategic nature of this transaction, will position the Company for long-term growth.”

Commenting on Fiesta’s Pollo Tropical and Taco Cabana restaurant businesses, Tim Taft, Chief Executive Officer of Fiesta said, “Today is a momentous day for Fiesta as it officially began life as a separate public company. We are excited and confident about our future and look forward to Pollo and Taco reaching their full potential. Fiesta got off to a very strong start in 2012. Successful product promotions continued to drive strong comparable restaurant sales growth and improvements in overall restaurant profitability. We are certainly encouraged by our current positive momentum.”

Taft continued, “Our strategic focus is three-fold: first, to grow comparable restaurant sales by accentuating our brands’ competitive qualities; second, to develop new units and selectively remodel existing locations; and finally, to improve operating margins through sales leverage and supply chain initiatives. As our first quarter results suggest, we believe that we are executing well against these initiatives and are confident that both brands have compelling long-term opportunities.”

First Quarter 2012 Financial Results

Total revenues grew 7.3% to $211.6 million in the first quarter of 2012 compared to $197.2 million in the first quarter of 2011. Burger King revenues grew 4.7% to $85.5 million in the first quarter of 2012 from $81.6 million in the first quarter of 2011. Burger King comparable restaurant sales increased 5.9%.

Fiesta revenues grew 9.1% to $126.1 million in the first quarter of 2012 from $115.6 million in the first quarter of 2011. Pollo Tropical revenues grew 10.7% to $57.8 million, including a comparable restaurant sales increase of 9.4%. Taco Cabana revenues grew 7.8% to $68.3 million, including a comparable restaurant sales increase of 6.1%.

General and administrative expenses were $17.4 million in the first quarter of 2012 compared to $13.9 million in the year-ago period. Included in general and administrative expenses were $1.5 million ($0.05 per diluted share after tax) of expenses related to the spin-off of Fiesta and expenses incurred in connection with the planned acquisition of 278 Burger King restaurants from Burger King Corporation (“BKC”). Also included in the first quarter of 2012 were $1.4 million ($0.05 per diluted share after tax) of expenses (primariliy stock-based compensation) related to the conversion of employee stock options to restricted stock in connection with the spin-off and for the accelerated vesting of restricted stock held by Fiesta’s former Chairman of the Board .

Impairment and other lease charges were $6.9 million ($0.22 per diluted share after tax) in the first quarter of 2012 and were related to the closure of five Pollo Tropical restaurants in New Jersey and for the impairment of two Taco Cabana restaurants.

Income from operations was $1.3 million in the first quarter of 2012 compared to $7.9 million in the first quarter of 2011.

Interest expense increased to $6.3 million during the first quarter of 2012 from $4.6 million in the year-ago period due to a higher debt balance and higher borrowing rates.

Net loss for the first quarter of 2012 was $3.5 million, or $0.16 per diluted share, compared to net income of $2.2 million, or $0.10 per diluted share, in the first quarter of 2011. Earnings in the first quarter of 2012 included the aforementioned charges totaling $9.8 million, or $0.32 per diluted share after tax. Earnings in the first quarter of 2011 included impairment and other lease charges of $1.1 million, or $0.03 per diluted share after tax, and spin-off related expenses of $0.3 million, or $0.01 per diluted share after tax.

Full Year 2012 Guidance

The following annual outlook is being provided for Carrols and Fiesta, respectively.

Carrols (Burger King Restaurants)

•	Comparable restaurant sales are expected to increase 3% to 5%;

•	Commodity costs are expected to increase 3% to 4%;

•	Two restaurants are expected to close in 2012;

•	Annualized run rate for general and administrative expenses (excluding stock compensation) is expected to be approximately $20 to $ 22 million following the spin-off of Fiesta;

•

The Company currently expects to record an income tax benefit for all of 2012 ranging from $0.7 million to $1.3 million due in part to the deductibility of stock compensation costs related to the conversion of outstanding stock options in the first quarter of 2012; and

•	Capital expenditures of approximately $30 million to $35 million including $19 million to $24 million for remodeling more than 50 restaurants.

As previously announced, on March 26, 2012, Carrols entered into an asset purchase agreement for the purchase (through its operating subsidiary Carrols LLC) of 278 BKC company-owned restaurants in the Ohio, Indiana, Kentucky, Pennsylvania, North Carolina, South Carolina, and Virginia markets. Total cash consideration is approximately $15.8 million including $3.8 million to be paid over five years. Non-cash consideration to BKC includes a 28.9% equity ownership in Carrols Restaurant Group (subject to certain limitations).

The acquisition of BKC’s restaurants is conditioned upon, among other things, completion of a financing, which along with anticipated operating cash flows, will be used to: (i) fund the remodeling of approximately 450 Burger King restaurants over the next three and half years, (ii) fund the cash paid to BKC in connection with the transaction, and (iii) refinance outstanding borrowings under Carrols LLC’s existing senior secured credit facility. The Company currently anticipates the sale of $140 million to $150 million of senior secured second lien notes in a private offering and entering into a new senior secured revolving credit facility. The Company currently anticipates completion of the financing and the closing of the acquisition to occur in May 2012 although there can be no assurance that the financing or the acquisition will be completed within such timeframe or at all.

The financial impact on Carrols of the potential acquisition, including expected operating improvements of the acquired restaurants and other synergies that may be realized over time, is not included in the outlook detailed above. Capital expenditures have been adjusted to reflect the Company’s accelerated remodeling of its restaurants in anticipation of the acquisition.

Fiesta (Pollo Tropical and Taco Cabana Brands)

•	Comparable restaurant sales are expected to increase approximately 6% to 7% for Pollo Tropical and 4% to 5% for Taco Cabana;

•	Commodity costs are expected to increase 1% to 2% for Pollo Tropical and 2.5% to 3.5% for Taco Cabana;

•	Approximately 10 to 12 new restaurants are expected to be opened and 6 restaurants are expected to close for the entire year;

•	Annualized run rate for general and administrative expenses (excluding stock compensation) is expected to be approximately $38 to $40 million following the spin-off from Carrols;

•	Effective tax rate of 41% to 43%; and

•	Capital expenditures of approximately $42 million to $46 million.

Conference Call Today

The Company will host a conference call to discuss the first quarter of 2012 financial results today at 4:30 PM Eastern Time. Hosting the conference call will be Daniel T. Accordino, Chief Executive Officer of Carrols Restaurant Group, Inc., Paul Flanders, Chief Financial Officer of Carrols Restaurant Group, Inc. and Interim Chief Financial Officer of Fiesta Restaurant Group, Inc., and Tim Taft, Chief Executive Officer of Fiesta Restaurant Group, Inc.

The conference call can be accessed live over the phone by dialing 877-941-4775 or for international callers by dialing 480-629-9761. A replay will be available one hour after the call and can be accessed by dialing 800-406-7325 or for international callers by dialing 303-590-3030; the passcode is 4536686. The replay will be available until Tuesday, May 15, 2012. The call will also be webcast live from www.carrols.com under the investor relations section.

About Carrols Restaurant Group, Inc.

Carrols Restaurant Group, Inc. is Burger King Corporation’s largest franchisee with 297 Burger King® restaurants as of April 1, 2012 and has operated Burger King® restaurants since 1976. Carrols common stock is traded on The NASDAQ Global Market under the symbol TAST.

About Fiesta Restaurant Group, Inc.

Fiesta Restaurant Group, Inc. owns and operates the Pollo Tropical® and Taco Cabana® restaurant businesses with 243 company-owned and operated restaurants as of April 1, 2012 and 38 franchised restaurants in the U.S., Puerto Rico, the Bahamas, Costa Rica, Ecuador, Honduras, Trinidad, and Venezuela. Fiesta common stock is traded on The NASDAQ Global Select Market under the symbol FRGI.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent the Company’s expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects”, “intends” or similar expressions. In addition, expressions of our strategies, intentions or plans, (including, without limitation, the Company’s anticipated acquisition of 278 restaurants from Burger King Corporation and the anticipated financing) are also forward-looking statements. Such statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in the Company’s and Fiesta’s filings with the Securities and Exchange Commission.

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